EXHIBIT 10.1

AGREEMENT AND GENERAL RELEASE

Fifth & Pacific Companies, Inc. (including its subsidiaries, affiliates, divisions, successors, predecessors and assigns, collectively referred to as the “Company” or “us,”  “we,” “our,” “ours”) and Evon Jones (including his/her heirs, executors, administrators, successors, and assigns, collectively referred to throughout this Agreement and General Release as “Associate” or “you,” “your,” “yours”), agree that:

1.            Separation Date.  Your last day of employment with the Company is October 15, 2012 (“Separation Date”).

2.            Consideration.  In consideration for signing this Agreement and General Release and that Executive Severance Agreement entered into between you and the Company, effective March 28, 2012 (“Executive Severance Agreement”), and for complying with their respective terms, and provided you do not revoke this Agreement and General Release within 7 days of the date you sign this Agreement and General Release, the parties agree as follows.  (A copy of the Executive Severance Agreement is attached hereto, incorporated by referenced herein and made a part hereof.  Capitalized terms not explicitly defined herein shall have the meanings ascribed to them in the Executive Severance Agreement).

(a)          Company will pay you a lump sum payment of Four Hundred Twenty Five Thousand Dollars and Zero Cents ($425,000.00), less lawful deductions, representing your base salary as of your Separation Date, and a lump sum payment of Two Hundred Twelve Thousand Five Hundred Dollars and Zero Cents ($212,500.00), representing your current annual target bonus.  Payments will be made on the 60th day following your Separation Date.  This payment is in lieu and instead of the payments set forth in Section 3(d)(iii) of the Executive Severance Agreement.  By this Agreement and General Release, Associate waives all rights to the payments set forth in Section 3(d)(iii) of the Executive Severance Agreement.

(b)          Company will continue your participation, if you choose to, in the Company’s medical, dental and vision plans for 26 weeks from your Separation Date, at the same level of your participation in those plans immediately prior to your Separation Date, but subject to the same terms, conditions and costs as similarly situated active associates of the Company.  If you choose to continue participation in the Company’s medical, dental and vision plans as described herein, you agree and consent that your portion of the costs for those plans will be deducted from the payments you receive under Section 2(a).  If you obtain alternate coverage and wish to discontinue participation in these plans, then we will reimburse you for your portion of the costs for those plans that we deducted but were never applied.

(c)          Company will continue your executive life insurance for up to 26 weeks from your Separation Date.

(d)          Company will waive its right to enforce that portion of Section 5(b) of the Executive Severance Agreement relating to Competing Businesses, such that you will not be restricted from employment with or providing services to, or otherwise becoming involving in, a Competing Business as defined in the Executive Severance Agreement.

(e)          Should you die or become permanently disabled, Company shall pay all amounts due and owing pursuant to this Agreement and General Release to your successor, heirs, assigns, executor or representative, as appropriate.

3.            No Consideration Unless You Sign this Agreement and General Release.  You understand and agree that you would not receive the monies and/or benefits specified in Section “2” above, unless you sign this Agreement and General Release, as required by the Executive Severance Agreement, and agree to fulfill the promises contained in this Agreement and General Release and all surviving obligations and promises in the Executive Severance Agreement.  You also understand and agree that the monies/and or benefits specified in Section “2” above are sufficient consideration in exchange for your promises and obligations in this Agreement and General Release and the Executive Severance Agreement.

4.            General Release of Claims.  You knowingly and voluntarily release and forever discharge the Company and its fiduciaries, trustees, agents, insurers, current and former associates, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement and General Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which you have or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any claims pertaining to your employment and the termination thereof, and any alleged violation of:

▪                 Title VII of the Civil Rights Act of 1964;

▪                 Sections 1981 through 1988 of Title 42 of the United States Code;

▪                 The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪                 The Immigration Reform and Control Act;

▪                 The Americans with Disabilities Act of 1990;

▪                 The Age Discrimination in Employment Act of 1967, as amended (“ADEA”);

▪                 The Workers Adjustment and Retraining Notification Act;

▪                 The Family and Medical Leave Act of 1933 (“FMLA”);

▪                 The Fair Credit Reporting Act;

▪                 The American Competitiveness & Workplace Improvement Act of 1998 (“ACWIA”)

▪                 The New York Human Rights Law, as amended;

▪                 The New York Executive Law Section 290 et seq.;

▪                 The New York State Labor Relations Act;

▪                 The New York Labor Law;

▪                 The New York Equal Rights Law;

▪                 The New York Wage Hour and Wage Payment Laws;

▪                 The New York Minimum Wage Law, as amended;

▪                 The New York City Administrative Code;

▪                 Equal Pay Law for New York, as amended;

▪                 New Jersey Law Against Discrimination

▪                 New Jersey Family Leave Act

▪                 New Jersey Equal Pay Act

▪                 New Jersey Conscientious Employee Protection Act (Whistleblower Protection)

▪                 New Jersey Wage Payment and Work Hour

▪                 any other federal, state or local law, rule, regulation, or ordinance, or the national or local law of any foreign country (statutory or decisional);

▪                 any public policy, contract, tort, or common law; or

▪                 any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

This general release of claims shall not apply to (i) any violation by Company of its obligations under this Agreement and General Release and (ii) any rights to indemnification you may have as to all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you, to the fullest extent which we are empowered to do so by the General Corporation Law of Delaware or any other applicable laws as may from time to time be in effect, and provided that expenses incurred shall be paid by us in advance of any final disposition only to the extent you provide the requisite undertaking as may be required under Delaware or other applicable law.

5.            Acknowledgments and Affirmations.  You affirm that you have not filed, caused to be filed, and are presently not a party to, any claim against the Company.  You also affirm that, other than any payments or benefits set forth in this Agreement and General

Release, you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may have been eligible or entitled.  You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.  You also affirm that you have no known workplace injuries or occupational diseases that are not the subject of pending Workers Compensation claims.  You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.  The Company and you both acknowledge that this Agreement and General Release does not limit either’s right, where applicable, to file a claim with or participate in an investigation or proceeding by the Equal Employment Opportunity Commission (EEOC) or any comparable federal, state or local governmental agency.  To the extent permitted by law, you agree that if such an administrative claim is made, you will not be entitled to recover any individual monetary relief or other individual remedies.  You acknowledge and understand that nothing in this Agreement and General Release serves as a waiver of your rights under the Company’s 401(k) Savings and Profit Sharing Plan, Supplemental Executive Retirement Plan (SERP) and equity awards.  The Company and you both acknowledge that the payments to be made pursuant to this Agreement and General Release are intended to qualify as “short-term deferrals” under Section 409A of the Internal Revenue Code of 1986, as amended.

6.            Unemployment Compensation.  We agree not to oppose any application by you for state unemployment compensation benefits, however, you understand that the state makes the final decision as to eligibility.

7.            Confidentiality of Agreement and General Release.  You agree not to disclose any information regarding the terms and conditions of this Agreement and General Release, except to your spouse, domestic or civil union partner, tax advisor, and/or an attorney with whom you choose to consult regarding your consideration of this Agreement and General Release, or as otherwise required by law.

8.            Return of Property.  You affirm that you have returned all of the Company’s property, documents, and/or any confidential information in your possession or control.  You also affirm that you have in your possession all of your personal property that you had at the Company’s premises and that the Company is not in possession of any of your personal property.  If at any time after signing this Agreement and General Release you discover that you have in your possession any Company property, you agree to return it to us immediately.

9.            Restrictive Covenants

(a)          Non-Disparagement.  You agree not to publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame the Company, and you will do your best to ensure that your family members, agents or representatives also do not publicly or privately make or publish any statement (oral or written) that would disparage, criticize or defame the Company.

(b)        Non-Solicitation, Non-Interference & Confidentiality.  You agree to continue to be bound by the non-solicitation and non-interference covenants provided in Section 5 of the Executive Severance Agreement for a period of 18 months after your Separation Date, and you agree to continue to be bound in perpetuity by the confidentiality restrictions provided in Section 4 of the Executive Severance Agreement.

10.       Damages        You agree that if you violate Sections 8 or 9 of this Agreement and General Release (as determined by the Company), or any of your continuing obligations under the Executive Severance Agreement (except those obligations that are waived herein), you will not be entitled to any outstanding consideration and you will be required to repay the Company the full amount of all payments made to you pursuant to this Agreement and General Release, as well as any further injunctive relief, damages or remedies to which the Company is entitled to under law or equity, except that any damages award will be reduced by the amount you repaid pursuant to this Section 10.  You agree that any action taken by the Company to enforce its rights under this Section and any required repayments made by you do not invalidate your release of claims in Section 4 of this Agreement and General Release.

11.       Notifications.  You agree that the notification requirements set forth in Section 2 of this Agreement and General Release are satisfied exclusively by written notice to William Higley or his designee, and notification must be delivered in person to William Higley or his designee, or sent by certified mail or recognized overnight carrier, addressed to “Fifth & Pacific Companies, Inc., 5901 Westside Avenue, North Bergen, New Jersey 07047, Attn:  William Higley.”

12.       Governing Law and Interpretation.  This Agreement and General Release will be governed and conformed in accordance with the laws of the State of New York and without regard to conflict of law provisions.  In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach, with the prevailing party to reimburse the other for attorneys’ fees and costs.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  The parties also agree that if there is any question as interpretation of any provision of this Agreement and General Release, then there will be no presumption against the drafter of this Agreement and General Release.

13.       No Admission of Wrongdoing.  The Company and you agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release will be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.       Cooperation.   You agree to cooperate with us in any future internal investigation or administrative, regulatory, or judicial proceeding to which you are not an adverse party.  Your cooperation includes, but is not limited to; agreeing to joint representation with the Company to the extent such representation would not present a conflict of interest, and such representation to be attorneys of our choosing; making yourself reasonably available to us or to our legal counsel upon reasonable notice for interviews and factual investigations, appearing at our request to give testimony without requiring service of a subpoena or other legal process, volunteering pertinent information to us; and turning over all relevant documents which are or may come to your possession.  If Company asks for your cooperation, the Company will reimburse you for reasonable expenses, provided Company approves of the expenditure before it is incurred, and provided you submit appropriate documentation to support reimbursement, consistent with Company policy.  For time you spend above 35 hours pursuant to this provision, we will pay you for your time at a rate to be mutually agreed upon between the parties.

15.       Amendment.  This Agreement and General Release may not be modified, altered or changed except in writing and signed by both the Company and you in which specific reference is made to this Agreement and General Release.

16.       Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the Company and you, and fully supersedes any prior agreements or understandings the Company may have had with you except for your continuing obligations and any other surviving provisions of the Executive Severance Agreement, which remain in full force and effect, except as may be waived herein.  You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release

YOU HAVE UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE.  YOU ARE ALSO ADVISED OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS AGREEMENT AND GENERAL RELEASE.

YOU MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT AND GENERAL RELEASE.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO WILLIAM HIGLEY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.”  THE REVOCATION MUST BE PERSONALLY DELIVERED OR SENT BY CERTIFIED MAIL OR RECOGNIZED OVERNIGHT CARRIER, TO WILLIAM HIGLEY OR HIS DESIGNEE, OR MAILED TO “FIFTH & PACIFIC COMPANIES, INC., 5901 WESTSIDE AVENUE, NORTH BERGEN, NEW JERSEY 07047, ATTN:  WILLIAM HIGLEY” AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT AND GENERAL RELEASE.  PAYMENTS OR OTHER CONSIDERATION PROVIDED IN SECTION 2 OF THIS AGREEMENT AND GENERAL RELEASE WILL NOT BE PROVIDED UNTIL AT LEAST SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY THIS AGREEMENT AND GENERAL RELEASE IS FULLY EXECUTED.

YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL “UP TO TWENTY-ONE (21) CALENDAR DAY” CONSIDERATION PERIOD.

YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS ASSOCIATE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Company and you knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

Evon Jones	Fifth & Pacific Companies, Inc.

By:	By:

Printed Name:	Printed Name:

Date:	Title:

Date: